Exhibit 99.1

InsWeb Reports Second Quarter Results

SACRAMENTO, Calif., July 20, 2005 – InsWeb Corp. (Nasdaq: INSW) today announced results for the second quarter ended June 30, 2005.  Revenues for the second quarter increased to $6.6 million, compared to $5.7 million in the first quarter of 2005 and $3.4 million in the second quarter of 2004.  InsWeb’s net loss for the quarter was $1.1 million, or $0.27 per share.  This compares to a net loss of $1.4 million, or $0.30 per share, in the first quarter of 2005 and to a net loss in the second quarter of 2004 of $2.5 million, or $0.54 per share.

“Our revenue growth in the second quarter was driven by strong consumer interest and the continued success of our agent network program, which, through a third-party, provides consumer leads to local personal lines insurance agents. We also completed the transition of our Term Life business from a lead-based revenue model to a commission-based model, resulting in a significant increase in Term Life revenues, although a  portion of that increase relates to a one-time adjustment to complete the transition to the new model,” said Hussein Enan, chairman and CEO of InsWeb.  “We are excited about our recently announced proprietary agent lead generation program, branded AgentInsider and located at www.agentinsider.com, which will be launched later this summer,” added Mr. Enan.  “We are looking forward to directly connecting local personal lines insurance agents with the millions of online consumers who shop for insurance at InsWeb.com.”

“The online lead generation model has proven to be highly successful across multiple sectors; we have made it a priority to leverage our assets as a major insurance marketplace and better capitalize on consumer interest in online insurance.  We are making the required investments in development and marketing necessary to roll-out our new agent offering and believe that these efforts will help InsWeb become a profitable entity,” concluded Mr. Enan.

Financial Highlights and Metrics:

Revenues:

	June 30, 2005	Mar 31, 2005	June 30, 2004

Transaction fee revenues:
Auto insurance	$4,888,000	$4,698,000	$2,406,000
Term life insurance	1,569,000	828,000	708,000
Other insurance offerings	65,000	80,000	74,000
	6,522,000	5,606,000	3,188,000
Development and maintenance fees	82,000	88,000	178,000
Total revenues	$6,604,000	$5,694,000	$3,366,000

Direct Marketing (Consumer Acquisition):

	June 30, 2005	Mar 31, 2005	June 30, 2004

Direct marketing costs	$3,505,000	$3,156,000	$2,057,000
Direct marketing as a percent of revenues	53%	55%	61%
Number of consumers	1,320,000	1,091,000	684,000
Marketing cost per consumer	$2.66	$2.89	$3.01
Total revenue per consumer	$5.00	$5.22	$4.92

Definitions:

“Direct marketing costs”	Represents expenses incurred by InsWeb to drive consumer traffic to InsWeb’s online insurance marketplace;

“Number of consumers”	Represents a consumer who has started an InsWeb application;

“Per consumer information”	Represents transaction revenue earned or marketing costs incurred per consumer who has started an application.

In the second quarter of 2005, total revenues were up 16% from the first quarter of 2005 and 96% year over year, resulting primarily from 21% and 93% increases in consumer traffic, respectively, as well as the recognition of Term Life commissions, as previously discussed.

Auto Marketplace:

	June 30, 2005	Mar 31, 2005	June 30, 2004
Auto insurance revenues	$4,888,000	$4,698,000	$2,406,000
Number of consumers	1,203,000	968,000	580,000
Revenue per consumer	$4.06	$4.85	$4.15

The number of auto consumers increased significantly during the second quarter; however a metric that is as significant is the number of consumers who complete an application and submit a lead (or a “lead submitting customer”). The number of lead submitting customers increased 8% to 186,000 in the second quarter from 172,000 in the first quarter. The Auto revenue per lead submitting customer was $26.32 in the second quarter compared to $27.20 in the first quarter, a 3% decrease.

In 2004, InsWeb, through an intermediary, launched an agent network program that provides online insurance consumers access to local insurance agents. During the second quarter of 2005, this agent network program represented 33% of Auto insurance revenues, compared to 27% in the first quarter of 2005, and 6% in the second quarter of 2004. To lessen InsWeb’s reliance on this intermediary, the Company is preparing to launch a proprietary agent network program (“AgentInsider”) that will provide leads directly to local insurance agents who have registered with InsWeb. We expect that this initiative will launch during the third quarter of 2005, and may initially result in reduced revenues, depending on the rate of registration and degree of participation of local personal lines insurance agents throughout the country.

Term Life Marketplace:

	June 30, 2005	Mar 31, 2005	June 30, 2004

Term life insurance revenues	$1,569,000	$828,000	$708,000
Number of consumers	84,000	93,000	74,000
Revenue per consumer	$18.68	$8.90	$9.57

Term Life revenues increased 89% from the first quarter, reflecting the completed transition of our Term Life business to a commission-based revenue model.  In August 2004, InsWeb launched its Term Life agency in an effort to increase revenue per customer within the InsWeb Term Life marketplace. The conversion from a lead-based revenue model to a commission-based revenue model results in lower revenues in the short-term, as it takes 90 to 120 days to complete the sales process. During the initial implementation of the commission-based model, the Company recognized commission revenue on a ratable basis over the term of the related policy. Beginning with the current quarter, the Company recognizes commission revenue when the policy is sold, net of an estimate for future cancellations based on the Company’s historical cancellation data.  Included in the $741,000 increase in Term Life revenues during the second quarter was a one-time adjustment of $284,000 arising from completing the transition to the commission-based revenue model.

Other Highlights:

•                  Cash and short-term investments at June 30, 2005 were $13.4 million;

•                  Accounts receivable at quarter end were $2.7 million, representing 34 days sales outstanding;

•                  Total staff was 116 as of June 30, 2005, compared to 107 as of March 31, 2005.

•                  In May 2005, the Company received a patent relating to its development of an event logging system. This is the Company’s first patent.

About InsWeb

InsWeb (Nasdaq: INSW) enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides live customer service, interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.

For further information regarding InsWeb Corporation, please review the Company’s filings the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in particular Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This news release contains forward-looking statements reflecting management’s current forecast of certain aspects of the Company’s future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements regarding: projected future revenues, expenses and financial position; marketing and consumer acquisition; the results of certain strategic initiatives; increased or decreased participation by insurance companies; product and technological implementations; and projected expenditures and growth. The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in consumer usage of the internet to shop for and purchase insurance; the willingness and capability of insurance companies or other insurance entities to offer their products or instant quotes on the Company’s website or through the Company’s licensed subsidiaries; changes in the Company’s relationships with existing insurance companies, including changes due to consolidation within the insurance industry; further changes in the Company’s relationships with existing insurance companies, including changes due to consolidation within the insurance industry; changes in the Company’s relationship with strategic and/or marketing partners; the Company’s ability to attract and integrate new insurance companies and strategic partners; implementation of competing Internet strategies by existing and potential insurance Company participants; implementation and consumer acceptance of new product or service offerings, such as policy fulfillment and other agency based services; the outcome of litigation in which the Company is a party; implementation and acceptance of new initiatives; insurance and financial services industry regulation; competition in all aspects of the Company’s business; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.

“INSWEB” and “AGENTINSIDER” are registered service marks of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

[ Amounts in thousands, except net loss per share ]

[  unaudited  ]

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues:
Transactions	$6,522	$3,188	$12,128	$7,018
Development and maintenance fees	82	178	170	403
Total revenues	6,604	3,366	12,298	7,421

Operating expenses:
Technology	1,417	1,450	2,789	2,920
Sales and marketing	5,288	3,334	9,990	6,668
General and administrative	1,071	1,157	2,203	2,439
Total operating expenses	7,776	5,941	14,982	12,027
Loss from operations	(1,172)	(2,575)	(2,684)	(4,606)
Interest income	96	74	188	145
Other (expense) income	—	(30)	—	(30)
Net loss	$(1,076)	$(2,531)	$(2,496)	$(4,491)

Net loss per share – basic and diluted:
Net loss	$(0.27)	$(0.54)	$(0.57)	$(0.96)

Weighted average shares used in computing net loss per share – basic and diluted (1)	4,044	4,690	4,412	4,677

(1)                                  Shares used in the computation of net loss per share of common stock are based on the weighted average number of shares outstanding in each period.

INSWEB CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

[Amounts in thousands]

[unaudited]

	June 30,	December 31,
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$8,685	$9,334
Short-term investments	4,726	8,145
Total cash and short-term investments	13,411	17,479
Accounts receivable, net	2,651	1,025
Prepaid expenses and other current assets	438	707
Total current assets	16,500	19,211

Property and equipment	646	814
Other assets	407	450
Total assets	$17,553	$20,475

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,480	$1,248
Accrued expenses	3,489	3,456
Deferred revenue	73	56
Total current liabilities	6,042	4,760

Commitments and contingencies Shareholders’ equity:
Common stock	7	7
Paid-in capital	202,985	202,961
Treasury stock	(6,334)	(4,596)
Accumulated other comprehensive loss	(2)	(8)
Accumulated deficit	(185,145)	(182,649)
Total shareholders’ equity	11,511	15,715
Total liabilities and shareholders’ equity	$17,553	$20,475